U.S. SECURITIES AND EXCHANGE COMMISSION Washington D.C. 20549
FORM 8-K
Current Report Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934 Date of Report: October 4, 2006

BUCKEYE VENTURES INC (Name of small business issuer in its charter)
MICHIGAN (State or other jurisdiction incorporation or organization)	0-27454 (Commission File No.)	33-0081215 (I.R.S. Employer Identification No.)
4455 LAMONT STREET, SUITE 3 SAN DIEGO, CA 92109 (Address of principal executive offices, including Zip Code) (858) 272-6600 (Issuer's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Item 1.01 Entry into a Material Definitive Agreement

As announced in a press release dated October 3, 2006, and attached hereto, Buckeye Ventures, Inc. (the "Company") on September 28, 2006 completed its acquisition of Energy King, Inc. ("Energy King") a Sacramento, California based heating and air conditioning service company generating expected revenues of $6.5 million, as further described in Item 2.01 below.

Item 2.01 Completion of Acquisition or Disposition of Assets

On September 28, 2006, pursuant to a reverse merger (the "Acquisition") agreement dated September 28, 2006 by and among the Company, Energy King and a wholly-owned subsidiary ("Merger Sub") of the Company, Merger Sub reverse merged with Energy King, which became a wholly-owned subsidiary of the Company.

Item 2.03 Creation of a Direct Financial Obligation

The Company issued and delivered a note as partial consideration for the Acquisition.
Item 8.01 Other Events

On September 28, the Board of Directors of the Company passed a resolution amending Article III of the Company's Articles of Incorporation, pending shareholder approval. The amendment changes the total number of shares of capital stock authorized to issue from 101,000,000 (100,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock) to 153,000,000 (150,000,000 shares of Common Stock and 3,000,000 shares of Preferred Stock).

On October 3, 2006, the Company issued the press release attached hereto as Exhibit 99.1 announcing the Energy King acquisition.

Item 9.01 Financial Statements, Pro Forma Financial Information and Exhibits.

(a) As allowed in paragraph (a)(4) of this Item 9.01, financial statements required by this item will be filed within 71 days of this initial report of the exchange transaction described in Item 2.01 of this form.
(b) As allowed in paragraph (b)(2) of this Item 9.01, pro forma financial information required by this item will be filed within 71 days of this initial report of the exchange transaction described in Item 2.01 of this form.
(c) Not applicable.
(d) The following documents are filed herewith as an exhibit to this Form 8-K:

Exhibit 99.1 Press Release dated October 3, 2006

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

BUCKEYE VENTURES INC (Registrant)

Date: October 4, 2006	By: /s/ Alan Mintz Alan Mintz Chairman and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibits
99.1	Press Release dated October 3, 2006